Exhibit 99.8

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF EQV RESOURCES LLC

The following discussion and analysis provide information that the management of EQV Resources LLC (referred to as the “Company”, “we”, “us”, “our” and “EQVR”) believes is relevant to an assessment and understanding of EQVR’s results of operations and financial condition. The discussion and analysis should be read together with EQVR’s audited financial statements as of and for the years ended December 31, 2025 and 2024 and the related notes thereto attached hereto as Exhibit 99.6.

This discussion includes forward-looking statements based on current expectations and projections. These statements involve risks and uncertainties, and actual results could differ materially from those discussed. A detailed description of potential risk factors can be found under “Risk Factors - Risks Related to EQVR’s Business” and elsewhere in the Registration Statement on Form S-4 (File No. 333-290090) (as amended and supplemented) filed by Presidio Production Company (f/k/a Presidio PubCo Inc.) and declared effective by the Securities and Exchange Commission on January 30, 2026 (the “Registration Statement”).

Overview

EQVR is an oil and gas company based in Oklahoma City, Oklahoma and founded in September 2023. We are primarily focused on the acquisition, exploration and development of natural gas and crude oil properties as an operating interest owner. Our properties are all located in Texas, specifically in the Granite Wash and Cleveland formations of the Western Anadarko Basin. Our strategy is centered on reducing lease operating expenses (“LOE”) and targeting PDP-only margin increases by focusing on optimization, midstream and LOE initiatives.

Key Factors Affecting Performance

EQVR’s revenues, cash flows from operations and future growth depend substantially upon:

●	the prices and the supply and demand for oil and natural gas;

●	the quantity of oil and natural gas production from its wells;

●	changes in the fair value of the derivative instruments used to reduce exposure to fluctuations in the price of oil and natural gas;

●	the ability of the company to identify and acquire high-quality strategic acquisition opportunities; and

●	the level of operating expenses.

In addition to the factors that affect companies in the industry generally, EQVR’s operating results are subject to factors specifically impacting its operations, which are located exclusively in the Texas portions of the Anadarko basin. These factors include the potential adverse impact of weather on production and transportation activities, particularly during the winter and spring months, as well as infrastructure limitations, transportation capacity, regulatory matters and other factors that may specifically affect this region. For more information on these and other factors that may affect EQVR’s operating results, please see “Information about EQVR” in the Registration Statement.

Market Conditions

Commodity price fluctuations can materially affect the value of oil and natural gas reserves, as well as revenues and cash flows, regardless of operating performance. Future movements in oil, natural gas, and natural gas liquids (“NGLs”) prices are inherently unpredictable, and historically such prices have been highly volatile due to external factors over which EQVR has no control, including shifts in supply and demand; regulatory changes; actions by OPEC+ and the ability of OPEC+ to successfully coordinate its production quotas; economic conditions; competitive dynamics; capital availability; weather; depletion rates of existing oil and natural gas wells; and geopolitical events. While we engage in hedging activities that mitigate the effects of changes in commodity prices on our revenues, prices for various quantities of oil, natural gas and NGLs that we produce may nevertheless significantly impact our revenues and cash flows.

At the local level, the Company remains dependent on the reliability and performance of infrastructure required to gather, process and transport its crude oil, natural gas and NGLs. For instance, widening basis differentials have persisted in some portions of the U.S., with some delivery points reaching negative spot pricing at various times in 2025.

Hedging Program

The terms of the Cibolo Loan, which was terminated in connection with the Closing, required EQVR to hedge pursuant to the Cibolo Loan at least 75% of its reasonably anticipated oil, natural gas and NGL production from its proved developed producing reserves (each calculated separately) for each month of a three-year period. For the duration of the period we were obligated to make these hedges, we would opportunistically hedge beyond such 75% threshold under favorable commodity price scenarios at management’s discretion. The prices at which the Company hedged future production depended on prevailing commodity prices at the time such transactions were executed, which may be significantly higher or lower than current levels. Accordingly, while the hedging strategy provided downside protection against commodity price volatility, it also limited upside during periods of rising prices.

Commodity Prices

WTI Oil Pricing

The average WTI oil price was $65.39 per barrel for the year ended December 31, 2025, a 14% decrease from $76.63 per barrel for the year ended December 31, 2024. Settled derivatives increased realized oil prices by $3.53 per barrel in the year ended December 31, 2025, compared to a reduction of $2.86 per barrel in the year ended December 31, 2024.

Henry Hub Natural Gas Pricing

The average Henry Hub natural gas price was $3.52 per Mcf for the year ended December 31, 2025, up 43% from $2.19 per Mcf for the year ended December 31, 2024. Settled derivatives increased realized gas prices by $0.02 per Mcf in the year ended December 31, 2025, compared to an increase of $0.83 per Mcf in the year ended December 31, 2024.

Mont Belvieu NGLs Pricing

The average Mont Belvieu NGL price was $31.48 per Boe for the year ended December 31, 2025, a minimal decrease from $32.68 per Boe for the year ended December 31, 2024. Settled derivatives reduced realized NGL prices by $1.86 per Boe in the year ended December 31, 2025, compared to a reduction of $2.66 per Boe in the year ended December 31, 2024.

Capital Program

We have not adopted a long-term development plan, as our business plan has historically been focused on exploiting the production of our proved developed reserves. As a result, our capital expenditure budget is limited to remedial drilling and operations intended to maintain the production of existing wellheads.

Results of Operations

2025 and 2024 Compared

The following table sets forth the results of operations of EQVR for the year ended December 31, 2025 and 2024 and for the year ended December 31, 2024. Average sales prices are derived from accrued accounting data for the relevant period indicated. Because of normal production declines and the effects of acquisitions, the historical information presented below should not be interpreted as indicative of future results.

	For the Periods Ended December 31,
(dollar amounts in thousands, except for per unit amounts)	2025	2024
Net Production:
Oil (MBbl)	91	106
Natural Gas (MMcf)	4,377	4,947
NGLs (MBbl)	369	482
Total Production (MBoe)(1)	1,190	1,413
Average daily production (MBoe/d)	3	4
Average realized sales price (excluding impact of derivatives settled in cash)
Oil (per Bbl)	$63.40	$75.42
Natural gas (per Mcf)	2.21	1.23
NGLs (per Bbl)	15.50	15.57
Total (per Boe)	$17.80	$15.27
Average realized sales price (including impact of derivatives settled in cash)
Oil (per Bbl)	$66.93	$72.56
Natural gas (per Mcf)	2.23	2.06
NGLs (per Bbl)	13.64	12.91
Total (per Boe)	$17.55	$17.05
Revenues
Oil sales	$5,769	$7,995
Gas sales, net	9,680	6,075
NGLs sales, net	5,720	7,503
Total Revenue	$21,169	$21,573
Operating Expenses
Lease operating expense	11,329	10,153
Production taxes	863	908
Depreciation and depletion	4,917	6,032
Accretion expense	747	1,421
General and administrative expenses	2,379	2,030
Total expenses	20,235	20,543
Income (loss) from operations	$934	$1,030
Other Income (Expense)
Realized derivative gains (losses)	$(292)	$2,517
Unrealized derivative gains (losses)	5,090	(2,560)
Interest expense	(4,048)	(4,806)
Gain on sale of asset	10	-
Other income	-	39
Total other income (expense)	760	(4,810)
Net gain (loss)	$1,694	$(3,780)

Revenues

Our revenues are primarily generated from the sale of oil, natural gas and NGLs produced from our operated and non-operated wells. Oil is sold at the wellhead under index-based contracts, while natural gas is delivered to third-party midstream processors, who gather, process, and market the product. Our reported revenues are net of related gathering, processing, and transportation costs. NGLs are extracted during processing and marketed separately, with net proceeds remitted to us.

Total oil, natural gas and NGL revenues for the year ended December 31, 2025 was $21.2 million, a 2% decrease from $21.6 million for the year ended December 31, 2024. This decrease was driven by a 16% decrease in production, offset by a 17% increase in average realized sales price (excluding hedges). Pricing changes included a 16% decrease in realized oil prices, a 80% increase in realized gas prices, and a decrease of less than 1% in realized NGLs prices.

Operating Expenses

Our cost structure includes several categories that impact operating results in different ways. Some of these costs vary with commodity prices, some trend with production activity and type, and others primarily reflect fixed or discretionary expenditures.

Lease Operating Expense

LOE were $11.3 million for the year ended December 31, 2025, compared to $10.2 million for the year ended December 31, 2024. On a per Boe basis, LOE per Boe increased 32% to $9.52 per Boe for the year ended December 31, 2025, from $7.19 per Boe for the year ended December 31, 2024. The increase in LOE per Boe in 2025 is primarily due to lower production volumes over which fixed costs can be spread and an increase in workover and regulatory P&A activity.

Production Taxes

Production and other taxes are paid on produced oil and natural gas based on rates established by federal, state, or local taxing authorities. In general, production and other taxes paid correlate to changes in oil, natural gas and NGLs revenues. Production taxes are based on the market value of production at the wellheads. Production taxes totaled $0.9 million ($0.73 per Boe) for the year ended December 31, 2025, compared to $0.9 million ($0.64 per Boe) for year ended December 31, 2024. As a percentage of sales, production taxes were 4% for the year ended December 31, 2025 and 2024.

Depreciation and Depletion

Depreciation and depletion expenses totaled $4.9 million ($4.13 per Boe) for the year ended December 31, 2025, compared to $6.0 million ($4.27 per Boe) for the year ended December 31, 2024. The decrease was primarily attributable to lower production and lower costs subject to depletion.

Accretion Expense

Accretion expense totaled $0.7 million ($0.63 per Boe) for the year ended December 31, 2025, compared to $1.4 million ($1.01 per Boe) for the year ended December 31, 2024. The decrease was attributable to downward revisions primarily related to timing from prior-year estimates.

General and Administrative Expenses

General and administrative expenses totaled $2.4 million for the year ended December 31, 2025, compared to $2.0 million for the year ended December 31, 2024. The increase was primarily due to an increase in professional fees incurred related to the Merger.

Other Income (Expense)

Realized and Unrealized Derivative Gains (Losses)

Gains and losses on derivative instruments are a function of fluctuations in the underlying commodity index prices as compared to the contracted prices and the periodic cash settlements (if any) of the derivative instruments. We have not elected to designate our derivatives as hedging instruments for accounting purposes. Consequently, changes in the fair value of our derivative instruments are included as a component of net income (loss) as either a net gain or loss.

For the year ended December 31, 2025, the total gain on derivative financial instruments was $4.8 million, compared to a loss of $0.04 million for the year ended December 31, 2024. This included a $5.1 million gain from marking unsettled contracts to fair value in the year ended December 31, 2025, up from a $2.6 million loss in the year ended December 31, 2024. Cash losses on settled derivatives were $0.3 million for the year ended December 31, 2025, due to higher market prices for NGLs relative to hedged levels offset by lower crude oil and natural gas prices compared to hedged levels. Cash gains on settled derivatives were $2.5 million for the year ended December 31, 2024, primarily reflecting lower market prices for natural gas relative to hedged levels offset by higher crude oil and NGLs prices compared to hedged levels.

Interest Expense

Interest expense totaled $4.0 million for the year ended December 31, 2025, compared to $4.8 million for the year ended December 31, 2024. The decrease is primarily due to the lower interest rate, based on the secured overnight financing rate, incurred on EQVR’s Cibolo Loan. At December 31, 2025 and 2024, the interest rate on outstanding notes was 10.50% and 11.05%, respectively.

2024 and 2023 Compared

For information on the comparisons of the results of operations for the year ended December 31, 2024 compared to the period ended December 31, 2023, refer to Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Registration Statement.

Liquidity and Capital Resources

Overview

EQVR’s primary sources of liquidity are cash on hand, contributions from our members and cash generated from operations. These funds are generally used to fund expenses for EQVR’s operations (including working capital needs). Our primary use of capital has been for the acquisition of oil and gas properties.

EQVR’s projected uses of cash are expenses for operations (including working capital needs). We expect to fund our near-term cash requirements with cash on hand and cash flows from operations.

Future liquidity will depend on commodity price realizations, production volumes, and hedge settlements. Sustained changes in commodity prices or operating costs may influence our cash flow generation and could require adjustments to our capital allocation priorities, including the pace of reinvestment, distribution levels, or financing strategy.

Cash Flows

EQVR’s cash flows for the years ended December 31, 2025 and December 31, 2024:

The following table sets forth the cash flows of EQVR for the years ended December 31, 2025 and 2024.

	For the Periods Ended December 31
	2025	2024
	(in thousands)
Net cash provided by (used in) operating activities	$4,352	$5,853
Net cash provided by (used in) investing activities	10	(896)
Net cash provided by (used in) financing activities	(4,168)	(4,417)
Net change in cash	$194	$540

Operating Activities

The primary factors impacting our cash flows from operating activities generally include: (i) levels of production from our oil and natural gas properties, (ii) prices we receive from sales of oil and natural gas production, including settlement proceeds or payments related to our commodity derivatives, (iii) operating costs of our oil and natural gas properties, (iv) costs of our general and administrative activities and (v) interest expense.

Net cash provided by operating activities decreased $1.5 million for the year ended December 31, 2025, as compared to the year ended December 31, 2024, primarily due to $2.6 million decrease in realized derivative settlements offset by the increase in oil and gas revenues.

Investing Activities

Net cash provided by investing activities was nominal for year ended December 31, 2025, as compared to net cash used in investing activities for the year ended December 31, 2024, primarily due to the timing of certain capital expenditures for asset acquisitions which occurred in 2024.

Financing Activities

Net cash used in financing activities decreased by $0.2 million for the year ended December 31, 2025, as compared to the year ended December 31, 2024, primarily due to the reduction in the outstanding principal balance over the year.

Other Contractual Obligations

EQVR has various contractual obligations arising in the normal course of operations and financing activities, including contractual obligations for gathering, processing and transportation agreements, lease obligations, operational agreements and drilling and completion obligations.

Off-balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

Critical Accounting Estimates

EQVR’s financial statements are based on a number of significant estimates including oil and natural gas reserve quantities that are the basis for the calculations of depletion and impairment of oil and natural gas properties, accrued oil and natural gas revenues, and the estimate of asset retirement obligations. Central to these estimates are proved reserve quantities, which are inherently uncertain and require significant judgment regarding future commodity prices, operating and development costs, and recovery factors. These reserve estimates directly affect the application of the successful efforts method of accounting, as they drive the calculation of depletion under the unit-of-production method, and they also influence impairment assessments, since downward revisions or adverse pricing may reduce expected cash flows below carrying values. Accordingly, fluctuations in commodity prices or reserve estimates can have a material impact on depletion, potential impairment charges, and ultimately EQVR’s reported financial results. These estimates are described in more detail in the following sections.

Successful Efforts and Oil and Gas Properties

EQVR uses the successful efforts method of accounting for its oil and gas exploration and production activities. Costs incurred by EQVR related to the acquisition of oil and gas properties and the cost of capital expenditures for development wells and successful exploratory wells are capitalized, while the costs of unsuccessful exploratory wells are expensed when determined to be unsuccessful. Costs incurred to maintain wells and related equipment, lease and well operating costs and other exploration costs are charged to expense as incurred. Gains and losses arising from sales of properties are generally included as income or loss from operations.

Capitalized acquisition costs attributable to proved oil and gas properties will be depleted using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs, including asset retirement obligations, will be depleted by producing unit, based on proved developed reserves. EQVR capitalizes exploratory well costs until a determination is made that the well has either found proved reserves, is impaired, or is sold. The capitalized exploratory well costs are included in proved oil and natural gas properties.

Capitalized costs are evaluated for impairment whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. To determine if a depletable unit is impaired, the carrying value of the depletable unit is compared to the undiscounted future net cash flows by applying EQVR management’s estimates of future oil and gas prices to the estimated future production of oil and gas reserves over the economic life of the property and deducting future costs. Future net cash flows are based upon reservoir engineers’ estimates of proved reserves and estimates for probable and possible reserves. For a property determined to be impaired an impairment loss equal to the difference between the carrying value and the estimated fair value of the impaired property will be recognized. The fair values of proved properties are measured using valuation techniques consistent with the income approach, converting future cash flows to a single discounted amount. Significant inputs used to determine the fair values of proved properties include estimates of: (i) reserves; (ii) future operating and development costs; (iii) future commodity prices; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in EQVR’s estimated cash flows are the product of a process that begins with applicable forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that EQVR management believes will impact realizable prices. There was no impairment of proved properties recognized for years ended December 31, 2025 and 2024.

Asset Retirement Obligations

EQVR accounts for its asset retirement obligations in accordance with FASB ASC Topic 410, Asset Retirement and Environmental Obligations (ASC Topic 410). Asset retirement obligations consist of estimated costs of dismantlement, removal, site reclamation and similar activities associated with oil and gas properties. A liability is recorded when the fair value of the asset retirement obligation can be reasonably estimated and recognized in the period a legal obligation is incurred. The liability amounts are based on retirement cost estimates and incorporate many assumptions, such as expected economic recoveries of oil and gas, time to abandonment, future inflation rates and the credit adjusted risk-free rate of interest. It is possible these assumptions may be revised in the near term, and these revisions could be material.

The retirement obligation is recorded at its estimated present value as of the obligation’s inception with an offsetting increase to proved lease and well equipment in the balance sheet. This addition to proved lease and well equipment represents a noncash investing activity for presentation in the statement of cash flows and is subject to depreciation. After initially recording the liability, it accretes for the passage of time and the related discount rate, with the increase reflected as accretion expense in the statements of operations.

Derivative Instruments

EQVR’s derivative financial instruments are used to manage commodity price variability. There is risk that the financial benefit of rising commodity prices may not be captured; however, EQVR believes the benefits of stable and predictable cash flows outweighs the potential risks.

EQVR accounts for derivative financial instruments using fair value accounting. EQVR’s swaps do not qualify for hedge accounting treatment and, as a result, EQVR recognizes gains and losses in earnings as other income and expense during the period in which they occur. Unsettled derivative instruments are recorded in the balance sheet as either a current or non-current asset or liability measured at its fair value. EQVR only offsets derivative assets and liabilities with the same counterparty when the right of offset exists. Derivative assets and liabilities with different counterparties are recorded gross on the balance sheets. Cash flows from derivative contract settlements are reflected in operating activities in the accompanying cash flows.

Income Taxes

EQVR is a limited liability company and therefore is treated as a flow-through entity for federal income tax purposes. As a result, the net taxable income of EQVR and any related tax credits, for federal income tax purposes, are deemed to pass to the member and are included in their tax returns even though such net taxable income or tax credits may not have actually been distributed.

EQVR follows the provisions of FASB ASC Topic 740, (ASC Topic 740), relating to accounting for uncertainties in income taxes. ASC Topic 740 provides the accounting for uncertainties in income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. ASC Topic 740 requires EQVR to recognize in its financial statements the financial effects of a tax position, if that position is more likely than not of being sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position.

ASC Topic 740 also provides guidance on measurement, classification, interest and penalties and disclosure. Tax positions taken related to EQVR’s pass-through status and those taken in determining state income tax liability, including deductibility of expenses, have been reviewed by EQVR management. EQVR management believes it has not taken a tax position that, if challenged, would be expected to have a material effect on the financial statements as of or for the periods ended December 31, 2025 or December 31, 2024. EQVR did not incur any penalties or interest related to its state tax returns during the periods ended December 31, 2025 or December 31, 2024.

Quantitative and Qualitative Disclosures about Market Risk

EQVR is exposed to various financial risks, including market risk, credit risk and collateral risk. To manage these risks, EQVR continuously monitors the unpredictability of financial markets and seeks to minimize potential adverse effects on its financial performance.

EQVR’s principal financial liabilities consist of borrowings and payables, which are primarily used to finance its operations. EQVR’s principal financial assets include cash and cash equivalents, as well as receivables derived from its operations.

Additionally, EQVR also enters into derivative financial instruments, which are recorded as assets or liabilities depending on market dynamics. EQVR in conjunction with its affiliates engages with third-party providers to assist with the execution of derivative transactions and provide commodity trading and risk management applications.

Market Risk

Market risk refers to the possibility that the fair value of future cash flows of a financial instrument will fluctuate due to changes in market prices. Market risk is comprised of two main types of risk: interest rate risk and commodity price risk. Financial instruments affected by market risk include borrowings and derivative financial instruments.

To manage market price risks resulting from changes in commodity prices, EQVR uses both derivative and non-derivative financial instruments. These instruments help mitigate the potential negative effects on EQVR’s assets, liabilities, or future expected cash flows.

Interest Rate Risk

As of December 31, 2025, and up until the closing of the Merger, EQVR was subject to market risk exposure related to changes in interest rates, primarily through the notes payable that were incurred under the Cibolo Loan. Amounts borrowed thereunder accrued at the secured overnight financing rate plus 6.20%. Each 1% increase in such interest rate would, with regard to the $29.6 million in principal amount outstanding under the Cibolo Loan as of December 31, 2025, result in an increase of $0.3 million to EQVR’s interest expense. All amounts payable under the Cibolo loan have been paid and the Cibolo Loan was terminated in connection with the closing of the Merger.

Commodity Price Risk

EQVR’s revenues are primarily derived from the sale of oil, natural gas and NGLs, which exposes EQVR to commodity price risk. Prices for these commodities can be volatile and may fluctuate due to changes in supply and demand, weather conditions, economic conditions, and government actions. Prolonged changes in commodity prices could materially affect EQVR’s revenues, cash flows and the value of EQVR’s reserves.

To mitigate the risk of fluctuations in commodity prices, EQVR enters into (and, prior to the closing of the Merger and the termination of the Cibolo Loan, to comply with its obligations under the Cibolo Loan EQVR previously entered into) derivative financial instruments, primarily swaps. These hedges reduce, but do not eliminate, exposure to commodity price volatility and may also limit the benefits EQVR receives from price increases.

By removing price volatility from a portion of EQVR’s expected production into 2028, EQVR has mitigated, but not eliminated, the potential effects of changing prices on EQVR’s operating cash flows. For additional information regarding derivative financial instruments, refer to Note 7 - Derivative Instruments in the accompanying audited financial statements of EQVR, included as Exhibit 99.6 to this Current Report on Form 8-K.

Credit and Counterparty Risk

EQVR is exposed to credit and counterparty risk from the sale of its oil, natural gas and NGLs production. Accounts receivable - oil and gas represent amounts due from purchasers of these commodities, and their collectability depends on the financial condition of each customer. EQVR manages its credit counterparty risk by regularly reviewing accounts receivable - oil and gas balances for possible non-payment indicators and recording reserves for expected credit losses based on EQVR management’s estimate of collectability at the time of review. For the year ended December 31, 2025, the company sold production to 2 purchasers who comprised 76% total net oil and gas revenues, and the sales to these purchasers accounted for 75% of total accounts receivable as of December 31, 2025. As of the year ended December 31, 2025, no interest was charged on past due balances.

EQVR believes these receivable balances are collectible. For additional information, refer to Note 2 - Summary of Significant Accounting Policies in the accompanying audited financial statements of EQVR, included as Exhibit 99.6 to this Current Report on Form 8-K.